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FOR IMMEDIATE RELEASE	Dennard Lascar Investor Relations
Rick Black / Ken Dennard
LUB@dennardlascar.com

Luby’s Regains Compliance with NYSE Minimum Price Listing Standard

HOUSTON, July 6, 2020 – Luby’s, Inc. (NYSE: LUB) (“Luby’s” or the “Company”) announced today that, on July 1, 2020, the Company was notified by the New York Stock Exchange (“NYSE”) that the Company has regained compliance with the NYSE’s continued listing standards.

On April 20, 2020, the Company was notified by NYSE of its noncompliance with the NYSE’s continued listing standards because the average closing price of shares of its common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average closing price per share required to maintain continued listing on the NYSE.

Luby’s regained compliance after its average closing price for the 30-trading days ended June 30, 2020 was above the NYSE’s minimum requirement of $1.00 per share based on a 30-trading day average. Accordingly, the Company is no longer considered below the $1.00 per share continued listing criterion and the below compliance “.BC” indicator has been removed from the Company’s common shares.